                                                                    Exhibit 99.1

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AMERICAN ITALIAN PASTA COMPANY                                          -NEWS
                                                                        -RELEASE

Contact:
George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

FOR IMMEDIATE RELEASE

                American Italian Pasta Company Senior Executives
         Increase Common Stock Ownership Through Stock Option Exercises

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KANSAS CITY, MO, February 4, 2005 --- American  Italian Pasta Company  announced today that Horst W. Schroeder,  Chairman, and Timothy S. Webster,  President and
Chief Executive  Officer,  have increased  their direct  ownership in the common stock of the Company  through the  exercise of stock  options.  The  executives'
holdings   increased  by   approximately   27,000  shares  and  63,000   shares,
respectively, as result of the recent transactions.

Mr.  Schroeder's  shares were acquired from the net proceeds  resulting from the exercise and concurrent  sale, less exercise price and estimated  income tax, of options to purchase 89,000 shares of stock.  The options were issued in 1995 and have an  expiration  date within the next few  months.  The  acquisition  of the shares increased Mr.  Schroeder's  personal and family holdings of the Company's stock to approximately 185,000 shares. In addition, he continues to hold 496,000 of unexercised stock options.

Mr.  Webster's  shares were  acquired from the net proceeds  resulting  from the exercise and concurrent  sale, less exercise price and estimated  income tax, of options to purchase  174,000  shares of stock.  The options were issued in 1995, which have an  expiration  date  within the next few  months,  and in 1997.  The acquisition of the shares increased Mr.  Webster's  personal and family holdings of the  Company's  stock  to  approximately  100,000  shares.  In  addition,  he continues to hold 624,000 of unexercised stock options.

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.